EXHIBIT 99.1

Investor Relations

eOn Communications

800-955-5321

investorrelations@eoncc.com

For Release 12:00 PM ET, October 26, 2005

eOn Communications Announces Intent to Sell Cortelco Shanghai Ownership

ATLANTA (October 26, 2005) – eOn Communications Corporation™ (NASDAQ: EONC), a leading provider of unified voice, e-mail and web-based communications solutions, today announced that it has signed a Memorandum of Understanding (“MOU”) to sell its 54% interest in Cortelco Shanghai Telecom Equipment Company (“Cortelco Shanghai”) to the 46% minority holder, Shanghai Fortune Telecommunication Technology Development Co. Ltd. (“Shanghai Fortune”) and members of management of Cortelco Shanghai.

The MOU is subject to negotiation of a definitive agreement, approval of China government authorities and various other conditions. eOn and Shanghai Fortune have tentatively agreed to a purchase price based on the book value at July 31, 2005. This would result in an estimated purchase price of approximately $1.8 million. Payment of 85% would be paid in cash within 30 days of closing; the remaining 15% (sold to management) would have extended payment terms to be negotiated.

“After working with Cortelco Shanghai this past year, we have concluded that our direct eOn sales team better fits our China strategy,” stated David Lee, eOn’s chairman and chief executive officer. “Additionally, Cortelco Shanghai traditionally has kept its books and records in accordance with Chinese accounting standards instead of U.S. accounting standards. We had concerns that the costs associated with Cortelco Shanghai meeting the Sarbanes-Oxley internal controls procedures and documentation requirements in the future would be prohibitively expensive. The cash proceeds from this sale can be utilized to build other growth opportunities.”

Subsequent to the effective date of the sale, Cortelco Shanghai’s financial statements will no longer be consolidated with eOn. For the year ended July 31, 2005, Cortelco Shanghai had revenues of $8,769,000 and net income after minority interest of $189,000.

Conference Call

The Company will host a conference call at 4:45 p.m. ET Friday, October 28, 2005, to discuss fourth quarter results. To hear the call, dial (800) 289-0496 or visit our investor relations website at investor.eoncc.com. A replay of the call will be posted to our investor relations website shortly following the call.

About eOn Communications™

eOn Communications Corporation™ is a leading provider of unified voice, e-mail and Web-based communications systems for customer contact centers and general business applications. eOn helps enterprises communicate more effectively with customers, convert inquiries into sales, and increase customer satisfaction and loyalty. To find out more information about eOn Communications and its solutions, visit the World Wide Web at www.eoncommunications.com, or call 800-955-5321.

Note:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including technical and competitive factors, which could cause the Company’s results and the timing of certain events to differ materially from those discussed in the forward-looking statements. Such risks are detailed in eOn Communications Corporation’s most recent Form 10-Q filing with the Securities and Exchange Commission.

eOn Communications Corporation, the mark eOn, and eQueue are trademarks of eOn Communications Corporation.